                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2022 Results

Net Sales Increase of 8.7%, with 9.0% Organic Growth
Reiterates Organic Net Sales Outlook, Narrows Range for Adjusted EPS and EBITDA for Fiscal 2022

Shelton, Conn - August 4, 2022 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter 2022 ended June 30, 2022.

Executive Summary
•Net sales were $623.8 million, an increase of 8.7% compared to the prior year period.
•Organic net sales increased 9.0% compared to the prior year period. (Organic basis excludes the impact of the Billie acquisition and the negative translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.57 for the third fiscal quarter compared to $0.74 in the prior year period.
•Adjusted EPS were $0.86 for the third quarter, compared to $0.89 in the prior year period.
•Ended the third fiscal quarter with $182 million in cash on hand, access to an additional $298 million revolving credit facility and a net debt leverage ratio of 3.5x.
•Repurchased $35 million of its common stock and paid $8 million of dividends in the third fiscal quarter in support of its capital allocation strategy.
•Board of Directors declared a cash dividend of $0.15 per common share on July 29, 2022 for the third fiscal quarter.
•Maintains organic net sales outlook, reflecting continued good demand and incremental pricing, and narrows the range for adjusted EPS and EBITDA.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“Our fiscal third-quarter results reflect the continued execution of our strategy with strong organic net sales growth and solid earnings, both of which exceeded our expectations despite the volatile macro environment,” said Rod Little, Edgewell’s President and Chief Executive Officer. “Growth in the quarter was driven by strong volume growth and price, and was broad-based, with increases across both our North America and International markets, as well as in all segments, with accelerated growth in Sun Care and Feminine Care. Importantly, we delivered another quarter of market share gains in the U.S., further evidence that our brand building efforts are being well received by consumers. Looking ahead, we are firmly on track to deliver a second consecutive year of mid-single-digit organic net sales growth.”

Fiscal 3Q 2022 Operating Results (Unaudited)
Net sales were $623.8 million in the quarter, an increase of 8.7% including a net impact of $21.1 million or 3.7% from the acquisition of Billie and a $22.4 million or 4.0% negative impact from currency. Organic net sales increased 9.0%, reflecting increased volumes and higher pricing in the quarter. North America organic net sales increased 9.3% while International markets increased 8.4%.
Gross profit was $240.6 million, as compared to $270.3 million in the prior year period. Gross margin as a percent of net sales for the third quarter of fiscal 2022 was 38.6% as compared to 47.1%. Adjusted gross margin was 42.2% compared to 47.2%, decreasing 500-basis points compared to the prior year quarter, as a 440-basis point net impact from higher commodity and transportation related costs net of productivity savings, and a 190-basis point combined impact from negative mix, higher trade spend and unfavorable currency, was only partly offset by the benefit from pricing.
The Company recorded a pre-tax charge to cost of goods sold of $22.5 million for the write off of inventory of certain Wet Ones SKUs and a related production contract termination charge which has been excluded from Adjusted gross margin.
Advertising and sales promotion expense ("A&P") decreased $1.0 million to $80.9 million, or 13.0% of net sales, as compared to $81.9 million, or 14.3% of net sales in the prior year quarter, as increased spending in support of Billie, Feminine Care and sun season execution was offset by lower spending in International markets due to COVID, and a shift in spend in North America to trade related spend.
Selling, general and administrative expense ("SG&A") was $92.7 million, or 14.9% of net sales, as compared to $97.5 million, or 17.0% of net sales in the prior year quarter. Adjusted SG&A decreased 40-basis points as a percent of net sales, as improved sales leverage, benefits from operational efficiency programs, and favorable currency translation more than offset the impact of the Billie acquisition, including amortization, and higher compensation expense.
The Company recorded pre-tax restructuring and other non-recurring expenses of $3.9 million in the quarter, consisting largely of severance and outplacement, as well as $0.9 million in acquisition and integration costs related to the Billie acquisition. The Company also recorded a $7.5 million gain related favorable legal settlement which has been excluded from adjusted SG&A.
Operating income was $49.9 million compared to $71.1 million in the prior year quarter. Adjusted operating income was $70.3 million, or 11.3% of net sales compared to $80.6 million in the prior year quarter.
Interest expense associated with debt for the third quarter of fiscal 2022 was $18.0 million, compared to $16.4 million in the prior year quarter. The increase in interest expense was the result of higher overall debt balance from draws on the Revolving Credit Facility in fiscal 2022 primarily to finance the acquisition of Billie.
Other (income) expense, net was income of $4.4 million in the third quarter of fiscal 2022, compared to an expense of $0.8 million in the prior year quarter. The increase in income was driven by favorable foreign currency hedge settlements compared to the prior year period, which helped to offset other negative operational impacts from currency.
The effective tax rate for the first nine months of fiscal 2022 was 18.5% compared to 26.1% in the prior year period. The adjusted effective tax rate for the first nine months of fiscal 2022 was 20.0%, down from the prior year nine-month adjusted effective tax rate of 24.8%. The fiscal 2022 effective and adjusted tax rates reflect a favorable mix of earnings in low tax jurisdictions combined with a favorable impact of a change in prior estimates.
GAAP net earnings for the quarter were $30.5 million or $0.57 per share compared to $40.8 million or $0.74 per share in the third quarter of fiscal 2021. Adjusted net earnings in the quarter were $45.8 million or $0.86 per share, compared to $49.2 million or $0.89 per share in the prior year period, and adjusted EBITDA was $97.1 million compared to $101.2 million in the prior year period.
Net cash from operating activities was $72.4 million for the nine months ending June 30, 2022 compared to $155.9 million in the prior year period, driven by a larger net working capital build.

Capital Allocation
On July 29, 2022, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the third fiscal quarter. The dividend will be payable on October 5, 2022 to shareholders of record as of the close of business on September 2, 2022. During the third quarter of fiscal 2022, the Company paid dividends totaling $8.0 million to stockholders.
During the third quarter of fiscal 2022, the Company completed share repurchases of approximately 1.0 million shares at a total cost of $34.7 million. For the first nine months of fiscal 2022, the Company completed share repurchases of approximately 2.9 million shares at a total cost of $110.1 million. As of June 30, 2022 The Company has 6.9 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Fiscal 3Q 2022 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $21.4 million, or 7.0%. Organic net sales increased $19.1 million or 6.3%, driven by increases in Men’s and Women’s Systems, Disposables, and Shave Preps. Organic net sales in North America increased 5.2%, reflecting higher volumes and price, while International organic net sales increased 7.1%, primarily driven by higher volumes. Wet Shave segment profit decreased $5.6 million, or 13.0%. Organic segment profit, excluding the negative impact from currency translation and the acquisition of Billie was essentially flat, reflecting lower gross profit, offset by lower spending.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $21.0 million, or 10.8%. Organic net sales increased $24.6 million, or 12.6%, largely driven by Sun Care growth of about 15%, reflecting distribution and market share gains in North America, stronger than expected early season consumption and the continued recovery in International travel. Additionally, Grooming organic net sales increased 7.5%, driven by 14% growth in International, while Wet Ones organic net sales returned to growth, increasing 7.4%. Segment profit increased $1.6 million, or 3.6%. Organic segment profit increased $2.2 million, or 4.9%, driven largely by higher sales.
Feminine Care (Tampons, Pads, and Liners)
Net sales increased $7.7 million, or 10.5%, reflecting higher category consumption and pricing, and the impact of improved product availability and shelf replenishment. Segment profit decreased $4.9 million or 35.8%. Organic segment profit decreased $4.8 million or 35.1%, largely driven by lower gross profit, reflecting higher commodity and transportation related costs, as well as increased A&P support.

Full Fiscal Year 2022 Financial Outlook
The Company is updating its previously provided outlook assumptions for fiscal 2022 to reflect the impact of third fiscal quarter results and projected impacts of the strengthening of the U.S. dollar against most major currencies.

•Reported net sales expected to increase approximately 4%
◦Includes an estimated 340-basis point increase from the acquisition of Billie, net of Edgewell sales to Billie
◦Updated to include an estimated 310-basis point negative impact from currency translation (previously 200-basis point negative impact)
•Organic sales expected to increase approximately 4%
•GAAP EPS expected to be in the range of $1.83 to $1.93 (previously $1.93 to $2.21)
◦Includes: Restructuring charges, SKU rationalization charges, acquisition and integration costs, Sun Care reformulation costs, value added tax settlement costs, and income from a legal settlement
•Adjusted EPS expected to be in the range of $2.50 to $2.60 (previously $2.38 to $2.66)
◦Range is updated to reflect year-to-date performance, estimated negative effect of unfavorable foreign currency, and the incremental benefit of share repurchases not included in the previous outlook. Fiscal year adjusted gross margin is now expected to decline 390-basis points (previously 350-basis point decline) in equal part due to negative currency impacts and the impact of negative channel and category mix.
◦The EPS outlook reflects the impact of total fiscal year-to-date share repurchases through June 30, 2022
•Adjusted EBITDA expected to be in the range of $335 to $340 million (previously $330 to $345)
•Adjusted effective tax rate expected to be in the range of 21% to 22%
•Total depreciation and amortization expense expected to be $91 million (previously $91.5 million)
•Expected capital expenditures expected to be approximately 2.7% to 3.0% of net sales
•Free cash flow expected to be above 100% of GAAP net earnings
*In Fiscal 2022, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency and productivity. As a result of these actions, the Company expects to incur one-time charges of approximately $15 million, inclusive of $9.8 million incurred in the first nine months of fiscal 2022.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,900 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses, and the integration of the Billie acquisition and expected benefits from this transaction, including growth opportunities and cost savings. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 19, 2021.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs and non-standard items. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2022 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of the Billie acquisition.

◦Organic net sales will be unfavorably impacted in fiscal 2022 by the Billie acquisition, as sales that were previously reported as third party sales to Billie are now included as intercompany sales.
◦Segment profit will be unfavorably impacted in fiscal 2022 as a result of a change in the timing of profit recognition due to the Billie acquisition. Subsequent to the acquisition of Billie, profit previously earned on sales to Billie will be deferred until Billie sells to a third party.
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, stock keeping unit (“SKU”) rationalization charges, legal settlement and non-standard items.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net sales	$623.8	$573.7	$1,634.8	$1,544.1
Cost of products sold	383.2	303.4	974.2	838.8
Gross profit	240.6	270.3	660.6	705.3

Selling, general and administrative expense	92.7	97.5	290.9	284.0
Advertising and sales promotion expense	80.9	81.9	197.0	191.5
Research and development expense	13.6	14.6	40.1	42.6
Restructuring charges	3.5	5.2	9.2	11.6
Operating income	49.9	71.1	123.4	175.6
Interest expense associated with debt	18.0	16.4	53.3	51.1
Cost of early retirement of long-term debt	—	—	—	26.1
Other (income) expense, net	(4.4)	0.8	(9.5)	(0.2)
Earnings before income taxes	36.3	53.9	79.6	98.6
Income tax provision	5.8	13.1	14.7	25.7
Net earnings	$30.5	$40.8	$64.9	$72.9

Earnings per share:
Basic net earnings per share	0.58	0.75	1.21	1.34
Diluted net earnings per diluted share	0.57	0.74	1.20	1.32

Weighted-average shares outstanding:
Basic	52.5	54.4	53.5	54.4
Diluted	53.1	55.4	54.1	55.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2022	September 30, 2021
Assets
Current assets
Cash and cash equivalents	$181.6	$479.2
Trade receivables, less allowance for doubtful accounts	155.2	150.7
Inventories	414.1	345.7
Other current assets	182.8	160.1
Total current assets	933.7	1,135.7
Property, plant and equipment, net	347.8	362.6
Goodwill	1,332.3	1,162.8
Other intangible assets, net	1,010.7	906.4
Other assets	96.8	107.1
Total assets	$3,721.3	$3,674.6

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	18.9	26.5
Accounts payable	239.2	209.5
Other current liabilities	317.0	300.8
Total current liabilities	575.1	536.8
Long-term debt	1,356.9	1,234.2
Deferred income tax liabilities	137.8	129.0
Other liabilities	173.4	190.3
Total liabilities	2,243.2	2,090.3
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,599.9	1,631.1
Retained earnings	905.9	865.7
Common shares in treasury at cost	(846.5)	(776.3)
Accumulated other comprehensive loss	(181.9)	(136.9)
Total shareholders' equity	1,478.1	1,584.3
Total liabilities and shareholders' equity	$3,721.3	$3,674.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2022	2021
Cash Flow from Operating Activities
Net earnings	$64.9	$72.9
Depreciation and amortization	67.1	65.9
Share-based compensation expense	18.4	19.6
Loss on sale of assets	0.6	0.6
Deferred compensation payments	(7.1)	(9.2)
Deferred income taxes	(10.6)	(1.3)
Cost of early retirement of long-term debt	—	26.1
Other, net	(4.8)	(0.8)
Changes in operating assets and liabilities	(56.1)	(17.9)
Net cash from operating activities	72.4	155.9

Cash Flow from Investing Activities
Capital expenditures	(37.4)	(34.1)
Acquisition of Billie	(309.4)	—
Proceeds from sale of Infant and Pet Care business	5.0	7.5
Acquisition of Cremo	—	(0.3)
Collection of deferred purchase price on accounts receivable sold	5.6	2.6
Other, net	(1.4)	(1.8)
Net cash used by investing activities	(337.6)	(26.1)

Cash Flow from Financing Activities
Cash proceeds from the issuance of Senior Notes due 2029	—	500.0
Cash payments on Senior Notes due 2022	—	(500.0)
Cash proceeds from debt with original maturities greater than 90 days	534.0	—
Cash payments on debt with original maturities greater than 90 days	(413.0)	—
Net increase in debt with original maturities of 90 days or less	(4.3)	2.4
Debt issuance costs for Senior Notes due 2029	—	(6.5)
Cost of early retirement of long-term debt	—	(26.1)
Dividends to common shareholders	(24.7)	(16.7)
Repurchase of shares	(110.1)	(9.2)
Net financing (outflow) inflow from the Accounts Receivable Facility	6.5	0.8
Employee shares withheld for taxes	(10.4)	(4.0)
Other, net	0.6	(0.6)
Net cash from (used by) financing activities	(21.4)	(59.9)

Effect of exchange rate changes on cash	(11.0)	2.9

Net decrease in cash and cash equivalents	(297.6)	72.8
Cash and cash equivalents, beginning of period	479.2	364.7
Cash and cash equivalents, end of period	$181.6	$437.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, and certain costs deemed non-recurring in nature, including acquisition and integration costs, stock keeping unit (“SKU”) rationalization charges, legal settlements, value added tax settlement costs, Sun Care reformulation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021. As a result, Net Sales and Segment Profit associated with Billie products have been reported in the Wet Shave segment since the acquisition date.
Segment net sales and profitability are presented below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net Sales
Wet Shave	$326.3	$304.9	$917.4	$876.7
Sun and Skin Care	216.2	195.2	504.3	457.7
Feminine Care	81.3	73.6	213.1	209.7
Total net sales	$623.8	$573.7	$1,634.8	$1,544.1

Segment Profit
Wet Shave	$37.5	$43.1	$116.6	$141.6
Sun and Skin Care	46.6	45.0	92.6	86.4
Feminine Care	8.8	13.7	19.1	28.1
Total segment profit	92.9	101.8	228.3	256.1
General corporate and other expenses	(14.8)	(15.7)	(42.8)	(41.2)
Restructuring and related costs	(3.9)	(8.2)	(9.8)	(18.1)
Acquisition and integration costs	(0.9)	(1.3)	(8.0)	(4.6)
SKU rationalization charges	(22.5)	—	(22.5)	—
Legal settlement	7.5	—	7.5	—
Value added tax settlement costs	—	—	(3.4)	—
Sun Care reformulation costs	(0.6)	—	(4.1)	—
Cost of early retirement of long-term debt	—	—	—	(26.1)
Amortization of intangibles	(7.8)	(5.5)	(21.8)	(16.6)
Interest and other expenses, net	(13.6)	(17.2)	(43.8)	(50.9)
Total earnings before income taxes	$36.3	$53.9	$79.6	$98.6
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended June 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$240.6	$92.7	$49.9	$36.3	$5.8	$30.5	$0.57
Restructuring and related costs	—	0.4	3.9	3.9	0.9	3.0	0.06
Acquisition and integration costs	—	0.9	0.9	0.9	0.3	0.6	0.01
SKU Rationalization Charges	22.5	—	22.5	22.5	5.5	17.0	0.32
Legal settlement	—	(7.5)	(7.5)	(7.5)	(1.8)	(5.7)	(0.11)
Sun Care reformulation	—	—	0.6	0.6	0.2	0.4	0.01
Total Adjusted Non-GAAP	$263.1	$98.9	$70.3	$56.7	$10.9	$45.8	$0.86

GAAP as a percent of net sales	38.6%	14.9%	8.0%	GAAP effective tax rate		16.1%
Adjusted as a percent of net sales	42.2%	15.9%	11.3%	Adjusted effective tax rate		19.3%

	Three Months Ended June 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$270.3	$97.5	$71.1	$53.9	$13.1	$40.8	$0.74
Restructuring and related costs	0.2	2.8	8.2	8.2	2.0	6.2	0.11
Acquisition and integration costs	—	1.3	1.3	1.3	0.3	1.0	0.02
UK tax rate increase	—	—	—	—	(1.2)	1.2	0.02
Total Adjusted Non-GAAP	$270.5	$93.4	$80.6	$63.4	$14.2	$49.2	$0.89

GAAP as a percent of net sales	47.1%	17.0%	12.4%	GAAP effective tax rate		24.2%
Adjusted as a percent of net sales	47.2%	16.3%	14.0%	Adjusted effective tax rate		22.4%

	Nine Months Ended June 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$660.6	$290.9	$123.4	$79.6	$14.7	$64.9	$1.20
Restructuring and related costs	—	0.6	9.8	9.8	2.5	7.3	0.14
Acquisition and integration costs	0.8	7.2	8.0	8.0	0.8	7.2	0.13
SKU Rationalization Charges	22.5	—	22.5	22.5	5.5	17.0	0.31
Legal settlement	—	(7.5)	(7.5)	(7.5)	(1.8)	(5.7)	(0.11)
Germany VAT	—	3.4	3.4	3.4	1.1	2.3	0.04
Sun Care reformulation	3.5	—	4.1	4.1	1.1	3.0	0.06
Total Adjusted Non-GAAP	$687.4	$287.2	$163.7	$119.9	$23.9	$96.0	$1.77

GAAP as a percent of net sales	40.4%	17.8%	7.5%	GAAP effective tax rate		18.5%
Adjusted as a percent of net sales	42.0%	17.6%	10.0%	Adjusted effective tax rate		20.0%

	Nine Months Ended June 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$705.3	$284.0	$175.6	$98.6	$25.7	$72.9	$1.32
Restructuring and related costs	0.3	6.2	18.1	18.1	4.4	13.7	0.25
Acquisition and integration costs	1.3	3.3	4.6	4.6	1.1	3.5	0.06
Cost of early retirement of long-term debt	—	—	—	26.1	6.4	19.7	0.36
UK tax rate increase	—	—	—	—	(1.2)	1.2	0.02
Total Adjusted Non-GAAP	$706.9	$274.5	$198.3	$147.4	$36.4	$111.0	$2.01

GAAP as a percent of net sales	45.7%	18.4%	11.4%	GAAP effective tax rate		26.1%
Adjusted as a percent of net sales	45.8%	17.8%	12.8%	Adjusted effective tax rate		24.8%

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021 and included in the Wet Shave segment. The following tables present changes in net sales and segment profit for the third quarter and first nine months ended June 30, 2022, as compared to the corresponding period in the prior quarter.

Net Sales
Quarter Ended June 30, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 FY21	$304.9		$195.2		$73.6		$573.7
Organic	19.1	6.3%	24.6	12.6%	7.7	10.5%	51.4	9.0%
Impact of Billie acquisition, net	21.1	6.9%	—	—%	—	—%	21.1	3.7%
Impact of currency	(18.8)	(6.2)%	(3.6)	(1.8)%	—	—%	(22.4)	(4.0)%
Net Sales - Q3 FY22	$326.3	7.0%	$216.2	10.8%	$81.3	10.5%	$623.8	8.7%

Net Sales
Nine Months Ended June 30, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 FY21	$876.7		$457.7		$209.7		$1,544.1
Organic	19.0	2.2%	51.4	11.2%	3.4	1.6%	73.8	4.8%
Impact of Billie acquisition, net	55.3	6.3%	—	—%	—	—%	55.3	3.6%
Impact of currency	(33.6)	(3.9)%	(4.8)	(1.0)%	—	—%	(38.4)	(2.5)%
Net Sales - Q3 FY22	$917.4	4.6%	$504.3	10.2%	$213.1	1.6%	$1,634.8	5.9%
Organic net sales were unfavorably impacted in fiscal 2022 by the change in classification of sales from third party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of the Billie acquisition, net is calculated as Billie net third party sales after the acquisition date less shipments to Billie by the Company in the comparable prior year period, which totaled $12.3.

Segment Profit
Quarter Ended June 30, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 FY21	$43.1		$45.0		$13.7		$101.8
Organic	0.2	0.5%	2.2	4.9%	(4.8)	(35.1)%	(2.4)	(2.4)%
Impact of Billie acquisition, net	(1.0)	(2.3)%	—	—%	—	—%	(1.0)	(1.0)%
Impact of currency	(4.8)	(11.2)%	(0.6)	(1.3)%	(0.1)	(0.7)%	(5.5)	(5.4)%
Segment Profit - Q3 FY22	$37.5	(13.0)%	$46.6	3.6%	$8.8	(35.8)%	$92.9	(8.8)%

Segment Profit
Nine Months Ended June 30, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 FY21	$141.6		$86.4		$28.1		$256.1
Organic	(7.5)	(5.3)%	6.9	8.0%	(9.0)	(32.0)%	(9.6)	(3.7)%
Impact of Billie acquisition, net	(8.6)	(6.1)%	—	—%	—	—%	(8.6)	(3.4)%
Impact of currency	(8.9)	(6.3)%	(0.7)	(0.8)%	—	—%	(9.6)	(3.7)%
Segment Profit - Q3 FY22	$116.6	(17.7)%	$92.6	7.2%	$19.1	(32.0)%	$228.3	(10.8)%
Segment profit will be unfavorably impacted in fiscal 2022 as a result of the Billie acquisition due to timing of profit recognition. The Company eliminates profit earned on its shipments to Billie as part of the intercompany consolidation process, and recognizes this profit when Billie completes net sales to third parties. Organic segment profit excludes the deferral of Billie related profits in fiscal 2022.

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net earnings	$30.5	$40.8	$64.9	$72.9
Income tax provision	5.8	13.1	14.7	25.7
Interest expense, net	17.8	16.3	53.4	51.0
Depreciation and amortization	22.6	21.5	67.1	65.9
EBITDA	$76.7	$91.7	$200.1	$215.5

Restructuring and related costs	3.9	8.2	9.8	18.1
Acquisition and integration costs	0.9	1.3	8.0	4.6
SKU rationalization charges	22.5	—	22.5	—
Legal settlement	(7.5)	—	(7.5)	—
Value added tax settlement costs	—	—	3.4	—
Sun Care reformulation costs	0.6	—	4.1	—
Cost of early retirement of long-term debt	—	—	—	26.1
Adjusted EBITDA	$97.1	$101.2	$240.4	$264.3

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2022 results:

Adjusted EPS Outlook
Fiscal 2022 GAAP EPS		$1.83 - $1.93

Restructuring and related costs	approx.	0.25
Acquisition and integration costs	approx.	0.19
SKU rationalization charges	approx.	0.42
Legal settlement	approx.	(0.14)
Value added tax settlement costs	approx.	0.06
Sun Care reformulation costs	approx.	0.09
Income taxes(1)	approx.	(0.20)

Fiscal 2022 Adjusted EPS Outlook (Non-GAAP)		$2.50 - $2.60
(1)Income tax effect of the adjustments to Fiscal 2022 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2022 GAAP Net Income	approx.	$98 - $103
Income tax provision	approx.	27
Interest expense, net	approx.	72
Depreciation and amortization	approx.	91
EBITDA	approx.	$288 - $293

Restructuring and related costs	approx.	15
Acquisition and integration costs	approx.	10
SKU rationalization charges	approx.	22
Legal settlement	approx.	(8)
Value added tax settlement costs	approx.	3
Sun Care reformulation costs	approx.	5
Fiscal 2022 Adjusted EBITDA	approx.	$335 - $340